UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2011

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
14200 Park Meadow Drive #200
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On July 27, 2011, Alliance Bankshares Corporation, a Virginia corporation (the “Company”) and Alliance Bank Corporation, a Virginia corporation and a wholly-owned subsidiary of the Company (“Alliance Bank”) entered into an Agreement of Merger (the “Merger Agreement”) with Eagle Bancorp, Inc., a Maryland corporation (“Eagle”), pursuant to which the Company will merge with and into Eagle, with Eagle surviving the merger (the “Merger”). In connection with the Merger Agreement, Alliance Bank and EagleBank, Eagle’s wholly owned subsidiary bank (“EagleBank”), entered into a separate Agreement of Merger (the “Bank Merger Agreement”) pursuant to which Alliance Bank will be merged with and into EagleBank, with EagleBank surviving. The Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, have been approved by the Board of Directors of each of the Company and Eagle, as well as by the Company, as sole shareholder of Alliance Bank.
     Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each outstanding share of common stock of the Company will be automatically converted into and exchangeable for the right to receive 0.4317 shares of common stock of Eagle (the “Conversion Ratio”), subject to adjustment in accordance with the Merger Agreement, and subject to the payment of cash in lieu of fractional shares.
     The Conversion Ratio is subject to adjustment for the results of the following factors: (i) the difference between the pre-tax net unrealized loss in the Company’s securities portfolio at March 31, 2011, and the pre-tax net unrealized gain or loss as of the end of the calendar month immediately preceding the month in which the closing occurs, based upon a firm bid, and the net amount of gains or losses realized upon the sale of securities after October 31, 2011 and prior to the effective time of the Merger; (ii) the net amount of pre-tax consolidated earnings (or losses) of the Company for the period beginning on April 1, 2011 and ending on October 31, 2011 with certain exclusions; (iii) the aggregate amount paid or payable by the Company or Alliance Bank pursuant to any employment agreements, consulting agreements, change in control agreements, individual severance agreements or similar agreements as a result of the transactions contemplated by the Merger Agreement and related personnel decisions; (iv) the cost of termination of all of the Company’s data processing agreements and deconversion of the Company’s systems; (v) the amount, if any, by which the expected amount to be collected on the notes payable to the Company as contingent payment for the sale of the Company’s former insurance agency is less than the carrying value of such notes as of March 31, 2011; (vi) one and one-half percent of the decline, if any, in the average level of certain types of deposits from March 2011 to the month preceding the closing of the Merger; (vii) one and one-half percent of the decline, if any, in the average level of certain deposits maintained by certain customers from March 2011 to the month preceding the closing of the Merger; (viii) one and one-half percent of the increase, if any, in certain customer deposits; (ix) the amount required to terminate or offset certain leases and subleases; and (x) the amount required to terminate certain non-competition provisions applicable to the Company.
     In addition, as of the consummation of the Merger, all outstanding stock options of the Company will be converted into and become options to purchase Eagle common stock.

     The Merger Agreement contains customary representations, warranties and covenants from both the Company and Eagle. Among other covenants, the Company has agreed: (i) to convene and hold a meeting of its shareholders to consider and vote upon the Merger, (iii) that, subject to certain exceptions, the board of directors of the Company will recommend the adoption and approval of the Merger and the Merger Agreement by its shareholders, and (iv) not to (A) solicit alternative third-party acquisition proposals or, (B) subject to certain exceptions, conduct discussions concerning or provided confidential information in connection with any alternative third-party acquisition proposal.
     Completion of the Merger is subject to various customary conditions, including, among others: (i) approval of the Merger and the Merger Agreement by the shareholders of the Company, (ii) receipt of required regulatory approvals, (iii) the absence of legal impediments to the Merger and (iv) the absence of certain material adverse changes or events.
     The Merger Agreement contains certain termination rights for the Company, Alliance Bank and Eagle, as the case may be. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain circumstances, the Company will be required to pay to Eagle a termination fee of $1,350,000.
     In connection with the Company’s entry into the Merger Agreement, all of the Company’s directors signed a Support Agreement and a Non-Solicitation & Non-Disparagement Agreement. The Support Agreement requires the directors, in their capacities as shareholders of the Company, to, (i) except in certain circumstances, vote their respective shares in favor of the Merger Agreement and the Merger, to the extent such director has sole voting power or sole dispositive power over such shares, and (ii) comply with the provisions of the Merger Agreement regarding solicitation of alternative third-party acquisition proposals. The Non-Solicitation & Non-Disparagement Agreement restricts the directors from soliciting employees or customers of, or from disparaging, the Company, Alliance Bank, Eagle or EagleBank. In addition, certain of the Company’s directors signed a Non-Competition Agreement restricting their ability to compete with Eagle and EagleBank.
     The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.
     The Merger Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The representations, warranties and covenants of each party as set forth in the Merger Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualification and exceptions agreed upon or to be agreed upon by the parties (including being qualified by confidential disclosures), may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.
Additional Information and Where to Find It
     In connection with the proposed merger, Eagle will file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company and a prospectus of Eagle, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the registration statement and the proxy statement/prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about the Company and Eagle at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company by accessing the Company’s website at www.alliancebankva.com under the tab “Investor Relations” and then under the heading “Documents/SEC Filings.”
     Eagle, the Company and their respective directors, executive officers and certain other members of management and employees of Eagle, the Company and their respective subsidiaries may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed Merger. Information about the directors and executive officers of the Company is set forth in the Company’s Amendment No. 1 to its Annual Report on Form 10-K, as filed with the SEC on May 2, 2011. Information about the directors and executive officers of Eagle is set forth in Eagle’s proxy statement for the 2011 annual meeting of shareholders filed with the SEC on April 7, 2011. Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
2.1	Agreement of Merger, dated as of July 27, 2011, by and among Eagle Bancorp, Inc., Alliance Bankshares Corporation, and Alliance Bank Corporation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation (Registrant)
By:	/s/ William E. Doyle, Jr.
William E. Doyle, Jr.
President and Chief Executive Officer

Date: July 28, 2011

INDEX OF EXHIBITS

Exhibit No.	Description
Exhibit 2.1	Agreement of Merger, dated as of July 27, 2011, by and among Eagle Bancorp, Inc., Alliance Bankshares Corporation, and Alliance Bank Corporation.